Exhibit (a)(1)(D)

ELECTION OF ELIGIBLE OPTIONS (FOR USE BY FACSIMILE)

NETSUITE INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS OR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON JUNE 19, 2009, UNLESS THE OFFER

IS EXTENDED

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units or New Options (referred to as the “Offer to Exchange” or the “Offer”); (2) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”); (3) this Election Form; and (4) the Agreement to Terms of Election (“Election Agreement”). The Offer provides Eligible Employees who hold Eligible Options the opportunity to exchange these options for Restricted Stock Units or, in the case of our Executive Officers, New Options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., Pacific Time, on June 19, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms. You may decide to exchange your Eligible Options on a grant by grant basis. You may exchange options from one grant but not another separate grant. However, you may not elect to exchange only some of the shares covered by any particular option grant.

Name	Employee ID	Original Option Number	Original Option Date	Original Plan/ Type	Original Shares Granted	Original Option Price	Shares Outstanding and Eligible for Exchange	New Plan	New Equity Award Type	New Options or RSU’s Granted	Exchange Entire Eligible Option
¡Yes ¡ No
¡Yes ¡ No
¡Yes ¡ No

Please indicate your election by checking one of the boxes above. You must sign, date and deliver this completed Election Form to Benedikte Ytting via hand delivery or facsimile at (650) 539-5842 by 9:00 p.m., Pacific Time, on June 19, 2009 in accordance with the Instructions.

In accordance with the terms outlined in the Offer documents, for all employees other than our Executive Officers, if you elect to exchange your Eligible Option, each Exchanged Option to purchase one (1) share of our common stock will be exchanged for a Restricted Stock Unit that represents the right to receive point five (.5) shares of our common stock, as described in Section 2 of the Offer to Exchange.

In accordance with the terms outlined in the Offer documents, for our Executive Officers electing to exchange their Eligible Options, each Exchanged Option to purchase one (1) share of our common stock will be exchanged for a New Option to purchase a number of shares of our common stock equal to (a) the number of options exchanged multiplied by (b) an exchange ratio based on the exercise price of the Exchanged Option, as described in Section 2 of the Offer to Exchange.

Each Restricted Stock Unit and New Option will be unvested as of the New Award Grant Date and be subject to a new vesting schedule with the limited exception that Restricted Stock Units granted to Eligible Employees in Canada will be vested upon the New Award Grant Date to the extent necessary to cover certain taxes due upon the exchange. Vesting on any date is subject to your continued service to NetSuite Inc. or its subsidiaries (“NetSuite” or the “Company”) through each relevant vesting date. Each Restricted Stock Unit and New Option will require a minimum period of two (2) years of continued service for full vesting of the award, even if the Eligible Option you surrendered in exchange for the Restricted Stock Units and New Options was fully vested. The Restricted Stock Units and New Options will vest quarterly with the first vesting date to occur on August 20, 2009 and quarterly thereafter, with the limited exception that Restricted Stock Units granted to Eligible Employees in Canada will be vested upon the New Award Grant Date to the extent necessary to cover taxes due upon the exchange. The length of the vesting schedule applicable to each Restricted Stock Unit or New Option will depend on when the Eligible Option you exchange was originally granted to you as shown in the table below. See Section 9 of the Offer to Exchange for further details.

Grant Date of Eligible Option	Vesting Term of Restricted Stock Units or New Options
4/11/07	2 years
6/28/07	2 years
11/28/07	2.25 years
12/12/07	2.5 years
12/19/07	2.5 years
4/4/08	2.5 years
5/15/08	2.75 years
8/15/08	3 years
11/14/08	3.5 years

We will make minor modifications to the vesting schedule of any Restricted Stock Unit and New Option awards to eliminate fractional vesting (such that a whole number of Restricted Stock Units and New Options will vest on each vesting date); this will be done by rounding down to the nearest whole number of shares that will vest on each vesting date and vesting the sum of the fractional shares (a whole number) on the last vesting date of the vesting schedule, subject to your continued service with us through such date.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In making this election, you explicitly and unambiguously agree that NetSuite may use, collect and transfer your personal data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the Offer to Exchange. Such personal data may be transferred to NetSuite affiliates and to any third parties assisting NetSuite with the Offer to Exchange, and these recipients may be located in the U.S. or elsewhere. By submitting an election form, you acknowledge and agree that:

—	the parties receiving this data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections than your country;

—	the data will be held only as long as necessary to implement, administer and manage the Offer to Exchange;

—	you can request from us a list with the names and addresses of any potential recipients;

—	you can request additional information about how the data is stored and processed; and

—	you can request that the data be amended if it is incorrect.

If you are an Eligible Option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in the Offer to Exchange. Please contact us if you have any questions.

Please note that you may change or withdraw your election by submitting a new properly completed and signed Election Form prior to the Expiration Date, which will be 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the Offer. The last valid election in place prior to the expiration of the Offer shall control.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to Terms of Election attached hereto.

oOo

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date: , 2009

Address:

E-mail address:

FAX OR HAND DELIVER THIS ENTIRE ELECTION FORM TO BENEDIKTE YTTING NO

LATER THAN 9:00 P.M., PACIFIC TIME, ON JUNE 19, 2009.

(Fax to (650) 539-5842)

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE OR HAND

DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE, WILL NOT

CONSTITUTE VALID DELIVERY.

[SIGNATURE PAGE TO ELECTION FORM]